Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact Info:

Laura Crowley

Director of Investor Relations and Public Relations

SYNNEX Corporation

Telephone: (510) 668-3715

laurack@synnex.com

SYNNEX CORPORATION ANNOUNCES EXECUTIVE LEVEL PROMOTIONS

FREMONT, CA—July 10, 2006—SYNNEX Corporation (NYSE: SNX), a global IT supply chain services company, today announced the appointments of John Paget to President, Technology Solutions Division, Peter Larocque to President, US Distribution and Dennis Polk to Chief Operating Officer.

John Paget joined SYNNEX in 2004 as President of North America and Chief Operating Officer. Subsequent to joining SYNNEX, Mr. Paget led the effort to create a solutions-based distribution model within SYNNEX, which was recently branded as the Technology Solutions Division (TSD). Due to the initial success of TSD and its importance to SYNNEX, Mr. Paget will focus his efforts on this initiative. Robert Huang, President and Chief Executive Officer, commented, “John has demonstrated great vision and leadership in forming and growing TSD within SYNNEX. For this business to be successful and beneficial not only to SYNNEX but to our investors and external constituents over the long-term, it will require the majority of John’s time and attention. I appreciate his focus and dedication to the growth of this business.” In addition to leading TSD, Mr. Paget will continue his corporate function responsibilities.

Peter Larocque joined SYNNEX in 1983 as a sales representative and rapidly transitioned to positions with greater responsibility throughout his career. Mr. Larocque’s leadership skills and accomplishments have been highlighted in his current role as Executive Vice President of Distribution, where he has led his team to industry leading sales growth, including more than doubling sales over the past five years. Mr. Huang commented, “Peter has been an invaluable leader and manager during the more then twenty years he has been with SYNNEX. His dedication and industry knowledge are a major part of why SYNNEX has enjoyed the success we have had to date.” In his new position, Mr. Larocque will continue to lead the US sales, marketing and product management organizations of SYNNEX.

Dennis Polk joined SYNNEX in 2002 as Senior Vice President of Corporate Finance and shortly thereafter was named Chief Financial Officer. Mr. Huang commented, “As CFO of the company over the past four years, Dennis has made many significant contributions to SYNNEX, including our initial public offering in 2003, our profitability and capital formation, acquisitions and regulatory compliance, and financial reporting. His experience in computer distribution and success at SYNNEX make him a natural fit for this position.” Mr. Polk will retain his role as CFO until a successor is determined.

Mr. Huang concluded, “The SYNNEX Board of Directors and I congratulate John, Peter and Dennis on their success with SYNNEX and their new positions.”

About SYNNEX

Founded in 1980, SYNNEX Corporation is a global IT supply chain services company offering a comprehensive range of services to original equipment manufacturers, software publishers and reseller customers worldwide. SYNNEX offers product distribution, related logistics services, demand generation marketing and contract assembly and works with the leading industry suppliers of IT systems, peripherals, system components, software and networking equipment. Additional information about SYNNEX may be found online at www.synnex.com.

Statements in this release that are forward looking, involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. The Company assumes no obligation to update any forward looking statements contained in this release.

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Copyright 2006 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

Source: SYNNEX Corporation